Exhibit 5.2

CONSENT OF NEAL, GERBER & EISENBERG LLP

To the Directors of
Glamis Gold Ltd.

     We hereby consent to the reference in the Glamis Gold Ltd. Registration Statement on Form F-10 dated on or about January 7, 2005, to our opinions contained under “Certain U.S. Income Tax Considerations” therein.

/s/ Neal, Gerber & Eisenberg llp

Chicago, Illinois
January 7, 2005